Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of Ameriana Bancorp on Form S-8 of our report dated March 31, 2011, on our audits of the consolidated financial statements of Ameriana Bancorp as of December 31, 2010 and 2009 and for the years then ended, which report is included in their Annual Report on Form 10-K for the year ended December 31, 2010.

/s/ BKD, LLP

Indianapolis, Indiana
April 1, 2011